EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements of Conexant Systems, Inc. Form S-8 (Nos. 333-73142 and 333-42772) of our report dated June 16, 2003, appearing in this Annual Report on Form 11-K of Conexant Systems, Inc. Hourly Employees’ Savings Plan for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
June 23, 2003